Exhibit 10.4

1 Vanderbilt Avenue
New York, NY 10017

07/02/2026

Ellen Johnson

Dear Ellen,

We are delighted to offer you the role of Chief Financial Officer of Kyndryl Holdings, Inc. (“Kyndryl”). Attached are the terms of your offer. Please don’t hesitate to reach out to me if I can be of any assistance. I look forward to hearing from you and welcoming you to the team. Once you’ve accepted this offer, we’ll send you additional information and resources to help you prepare for your future at Kyndryl.

/s/ Mark Paulek

Mark Paulek

Chief Human Resources Officer

Attachment

The following are the terms and conditions of the offer letter to Ellen Johnson to be the next Chief Financial Officer of Kyndryl. The terms below are subject in all respects to you beginning employment with Kyndryl. We anticipate your employment start date will be July 20, 2026, and your appointment as Chief Financial Officer will become effective the day after the Company files its FY27 Q1 Form 10-Q, which is expected to be filed on or around August 5, 2026. As Chief Financial Officer, you will report to the Chief Executive Officer of Kyndryl. You will have the authority and responsibilities consistent with your position and will perform other duties on behalf of Kyndryl and its subsidiaries as may from time to time be authorized or directed by the Chief Executive Officer.

Total Target Cash:

Effective on your first day of employment, your total target annualized cash compensation will be $2,250,000. It will be comprised of $1,000,000 annual base salary and a target incentive opportunity of 125% of base salary (currently $1,250,000). This is in addition to your eligibility to participate in the health and welfare benefits of Kyndryl available to similarly situated employees. As an employee, you will receive a paycheck on a semi-monthly basis on or around the 15th and 31st of each month. Your base salary and incentive award for fiscal year 2027 (April 2026 - March 2027) will be prorated to reflect your actual months of Kyndryl service. The incentive payout amount will be determined based on Kyndryl’s business performance and the attainment of your individual business objectives. You must be an active employee on March 31st of any fiscal year to be eligible for a payout of any incentive award for that fiscal year period. For further details on how this program works and how it relates to the rest of your compensation package, refer to the Kyndryl Annual Incentive Plan documentation which will be available to you shortly after you join Kyndryl.

Long-Term Incentive Awards:

As a new hire, you will be awarded a long-term incentive grant with a grant value of $4,500,000 as your fiscal year 2027 annual Long-Term Incentive (“LTI”) award, subject to Compensation and Human Capital Committee approval. This award serves as a material inducement for the commencement of your employment with Kyndryl. You will be eligible to receive an LTI award annually as part of Kyndryl’s annual LTI award grants. The LTI award is expected to be delivered in the form of 65% Performance Share Units (“PSUs”) and 35% Restricted Stock Units (“RSUs”), which represent the right to receive shares of common stock subject to applicable vesting conditions. Kyndryl reserves the right, in its sole discretion, to change the form, mix and delivery mechanism of awards, including the use of equity-based or cash-based awards, and to grant your awards as inducement awards in accordance with applicable New York Stock Exchange requirements. Your LTI award is expected to be granted on the first trading day during Kyndryl’s open trading window following the FY27 Q1 earnings release. Your LTI award will be subject to an award agreement and plan documentation, which will be provided to you as soon as is practical after grant. The number of RSUs granted will be determined by dividing the RSU grant date value by the average of Kyndryl’s high and low stock price on the date of grant. RSUs, once vested, are paid out in stock. Your RSU award will vest as follows: one-fourth (1/4th) per year over four years, starting on the first anniversary of the date of the grant. The number of PSUs granted

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will be determined by dividing the PSU grant value by the Monte Carlo valuation for the FY27 – FY29 PSU awards. PSUs vest subject to achievement of performance goals and are distributed after the Compensation and Human Capital Committee certifies performance with an expected distribution date of June 1, 2029.

Sign-on Long-Term Incentive Grant:

You will be awarded a Sign-On Long-Term Incentive Grant with a grant date value of $1,500,000, subject to Compensation and Human Capital Committee approval. This award serves as a material inducement for the commencement of your employment with Kyndryl. Currently, Kyndryl sign-on LTI awards are delivered in the form of Retention Restricted Stock Units (“RRSUs”). Kyndryl reserves the right, in its sole discretion, to change the form, mix, and delivery mechanism of awards, including the use of equity-based or cash-based awards, and to grant your award as an inducement award in accordance with applicable New York Stock Exchange requirements. Your award is expected to be granted on the first trading day during Kyndryl’s open trading window following the FY27 Q1 earnings release. Your award will be subject to an award agreement and plan documentation, which will be provided to you as soon as is practical after grant. The number of RRSUs granted will be determined by dividing the grant date value by the average of Kyndryl’s high and low stock price on the date of grant. RRSUs, once vested, are paid out in stock. Your award will vest one-third (1/3rd) per year over three years, starting on the first anniversary of the date of grant. All awards are subject to the terms and conditions of the applicable plan and agreement under which they are granted and subject to Compensation and Human Capital Committee approval. In the event of any discrepancy between the applicable plan and award agreement and any additional information you receive, the provisions of the plan will govern.

Other Terms and Conditions:

This offer is subject to satisfying standard onboarding procedures, including regarding work eligibility, confidential information, non-competition agreement, intellectual property and code of conduct.

All payments and benefits made to you under this letter or otherwise are subject to tax withholding as determined by Kyndryl. All payment amounts set forth in this letter are gross amounts and will be paid net of withholding taxes, as applicable.

It is intended that each payment or benefit provided to you by Kyndryl or its affiliates is compliant with or exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and, to the extent applicable, shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. Notwithstanding any other provision of this letter, Kyndryl is authorized to amend this letter to make it comply with Section 409A. If you are a specified employee for purposes of Section 409A, all payments and benefits made to you that are deferred compensation subject to Section 409A and are paid in connection with a separation from service payment event shall not be made until six months after your separation from service. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other

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taxable year. Kyndryl shall not be liable to you for any failure to comply with, or be exempt from, the requirements of Section 409A.

Your right to any payments or benefits from Kyndryl or its affiliates shall be subject to reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by Kyndryl, and you agree to abide by all such clawback requirements.

The terms of this letter are not a contract of employment and do not imply employment for any specific period of time. Rather, employment at Kyndryl is at-will, which means that either you or Kyndryl may terminate your employment at any time, for any reason and without prior notice. No modification of this at-will status or this letter is valid unless contained in writing signed by two authorized representatives of Kyndryl. This letter contains the full and complete understanding of you and Kyndryl with respect to the subject matter contained herein and this letter supersedes and replaces any prior agreement or term sheets, either oral or written, that relate to the same subject matter. This letter may not be assigned by you, and any attempted assignment shall be null and void and of no force or effect.

This offer of employment is based on our confidence that your employment with Kyndryl will be a mutually valuable and rewarding experience. Kyndryl reserves the right to withdraw this offer of employment if an acceptance is not received promptly from the date of issue.

We look forward to hearing from you soon.

I acknowledge that I have read, understand and accept the terms and conditions of my employment with Kyndryl.

/s/ Ellen Johnson

Ellen Johnson

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